Exhibit 99.1

HALOZYME REPORTS THIRD QUARTER 2020 RESULTS AND RAISES FULL YEAR 2020 GUIDANCE

- Reports Third Quarter 2020 Revenue of $65.3 million and Earnings Per Share of $0.25 -

- Successful Launch of DARZALEX® SC with ENHANZE® Drives 44% Year-over-year and 51% Sequential Growth in Royalties -

- Raises 2020 Guidance to $250 Million to $260 Million in Revenues, Up from $230 Million to $245 Million, and EPS of $0.80 to $0.85, Up from $0.60 to $0.75 -

SAN DIEGO, November 2, 2020 - Halozyme Therapeutics, Inc. (NASDAQ: HALO) today reported financial results for the third quarter ended September 30, 2020 and provided an update on its recent corporate activities and outlook.

“I am pleased to report the first quarter of what the Company projects will be sustainable royalty revenue growth, primarily driven by the strong uptake of Janssen’s DARZALEX® SC with our ENHANZE® technology,” said Dr. Helen Torley, president and chief executive officer. “In addition, we achieved higher milestone-related revenues in the quarter driven by partner clinical trial progress. Based on the improved outlook for royalties and greater visibility on anticipated milestone revenues, we are increasing our full year 2020 financial guidance. Recent new product launches and partner development progress position Halozyme to deliver continued strong growth. Our strong growth outlook supports our commitment to capital return, which has already resulted in $312.4 million worth of share repurchases under our three-year $550 million share repurchase program announced in November 2019.”

Third Quarter 2020 and Recent Highlights Include:

•
On October 22, argenx announced it is advancing development of efgartigimod SC with Halozyme’s ENHANZE® technology for pemphigus (vulgaris and foliaceus), a group of autoimmune skin disorders. The global Phase 3 ADDRESS trial evaluating SC efgartigimod in up to 150 pemphigus patients is expected to initiate by end of 2020, and will result in a milestone payment to Halozyme. In addition, argenx announced it had initiated a Phase 1 healthy volunteer study of intravenous ARGX-117 and subcutaneous ARGX-117 utilizing ENHANZE® technology targeting complement C2.

•
On October 6, the Company announced that argenx expanded its existing global collaboration and license agreement that was signed in February 2019. Under the newly announced expansion, argenx gained the ability to exclusively access Halozyme's ENHANZE® drug delivery technology for three additional targets upon nomination for a total of up to six targets.  To date, argenx has nominated two targets including the human neonatal Fc receptor FcRn, which is blocked by efgartigimod, and complement component C2.

•
On September 17, the Company announced that Roche presented a poster with data from Part 1 of its Phase 1b study (IMscin001) evaluating atezolizumab (Tecentriq®) for subcutaneous administration utilizing Halozyme’s ENHANZE® technology in patients with locally advanced or metastatic non-small cell lung cancer (NSCLC) at the European Society for Medical Oncology (“ESMO”) Virtual Congress 2020. The poster concluded that atezolizumab utilizing Halozyme’s ENHANZE® technology, provided similar exposure as atezolizumab IV and that results supported further development of subcutaneous atezolizumab in IMscin001 Part 2, a confirmatory phase III study. Initiation of the Tecentriq® Phase 3 study will result in a milestone payment to Halozyme.

•
On September 15, Takeda Pharmaceutical announced that the European Medicines Agency (EMA) approved a label update for HYQVIA® [Immune Globulin Infusion 10% (Human) with Recombinant Human Hyaluronidase] broadening its use and making it the first and only facilitated subcutaneous immunoglobulin replacement therapy in adults, adolescents and children with an expanded range of secondary immunodeficiencies (SID).

•
On September 10, the Company announced that Janssen submitted a supplemental BLA for FDA approval of DARZALEX FASPRO™ (daratumumab and hyaluronidase-fihj) to be approved for a new indication, light chain (AL) amyloidosis. The application is based on positive data from the phase 3 ANDROMEDA trial (NCT03201960). An estimated 30,000 to 45,000 people are living with AL amyloidosis in the U.S. and Europe, and an estimated 4,500 people develop the disease each year in the U.S. alone. There are currently no approved therapies for the disease.

•
In August 2020, Janssen announced that Health Canada approved DARZALEX® SC utilizing ENHANZE® technology (daratumumab) in four regimens across five indications in patients with multiple myeloma, most notably newly diagnosed, transplant ineligible patients as well as relapsed or refractory patients.

•
During the third quarter, the Company repurchased approximately 2.1 million shares of common stock for $58.9 million at an average price per share of $27.57, bringing the total for year-to-date open market share repurchases to $112.4 million at an average price of $20.76.

Third Quarter 2020 Financial Highlights

•
Revenue for the third quarter was $65.3 million compared to $46.2 million for the third quarter of 2019. The year-over-year increase was primarily driven by $32.0 million in collaboration revenue from Roche and argenx in the current period. Revenue for the quarter included $23.9 million in royalties, an increase of 44% compared to $16.6 million in the prior year period.

•
Research and development expenses for the third quarter were $7.7 million, compared to $30.5 million for the third quarter of 2019. The decrease in expenses was due to a decrease in clinical trial activities-related costs as a result of the Company halting its oncology drug development efforts beginning in November 2019.

•
Selling, general and administrative expenses for the third quarter were $11.7 million, compared to $18.0 million for the third quarter of 2019. The decrease was due to lower compensation and commercial-related expenses related to the corporate restructuring announced in November 2019.

•
The Company reported its second consecutive quarter of what it expects will be sustainable profitability. Net income for the third quarter was $36.2 million, or $0.25 per share, compared to a net loss in the third quarter of 2019 of $25.0 million, or $0.17 per share.

•	Cash, cash equivalents and marketable securities were $346.7 million at September 30, 2020, compared to $421.3 million at December 31, 2019.

Financial Outlook for 2020

The Company continues to monitor the impact of the COVID-19 pandemic on its business and receives updates from its partners and suppliers on how their businesses are affected. Based on this information and Halozyme's planned expenditures for the year, the Company is raising full year 2020 financial guidance and now expects:

•	Revenues of $250 million to $260 million, increased from prior guidance of $230 million to $245 million, representing growth of 28 to 33% over prior year revenues;

•	Earnings per share on a GAAP basis of $0.80 to $0.85, increased from prior guidance of $0.60 to $0.75.

Webcast and Conference Call

Halozyme will webcast its Quarterly Update Conference Call for the third quarter of 2020 today, Monday, November 2, 2020 at 4:30 p.m. ET/1:30 p.m. PT. Dr. Torley will lead the call, which will be webcast live through the "Investors" section of Halozyme's corporate website and a replay will be available following the close of the call. To register for this conference call, please use this link:http://www.directeventreg.com/registration/event/7767139. After registering, you will receive an email confirmation that includes dial in details and unique conference call codes for entry. Registration is open through the live call. However, to ensure you are connected for the full call, we suggest registering a day in advance or at minimum 10 minutes before the start of the call.

About Halozyme

Halozyme is a biopharmaceutical company bringing disruptive solutions to significantly improve patient experiences and outcomes for emerging and established therapies. Halozyme advises and supports its biopharmaceutical partners in key aspects of new drug development with the goal of improving patients' lives while helping its partners achieve global commercial success. As the innovators of the ENHANZE® technology, which can reduce hours-long treatments to a matter of minutes, Halozyme’s commercially-validated solution has positively impacted more than 400,000 patient lives via five commercialized products across more than 100 global markets. Halozyme and its world-class partners are currently advancing multiple therapeutic programs intended to deliver innovative therapies, with the potential to improve the lives of patients around the globe. Halozyme’s proprietary enzyme rHuPH20 forms the basis of the ENHANZE® technology and is used to facilitate the delivery of injected drugs and fluids, potentially reducing the treatment burden of other drugs to patients. Halozyme has licensed its ENHANZE® technology to leading pharmaceutical and biotechnology companies including Roche, Baxalta, Pfizer, Janssen, AbbVie, Lilly, Bristol-Myers Squibb, Alexion and argenx. Halozyme derives revenues from these collaborations in the form of milestones and royalties as the Company’s partners make progress developing and commercializing their products being developed with ENHANZE®. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth in this press release include forward-looking statements including, without limitation, statements concerning the Company’s expected future financial performance (including the Company's financial outlook for 2020) and expectations for future growth, profitability, revenue, margins, expenses and earnings-per-share and the Company’s plans to continue its share repurchase program. Forward-looking statements regarding the Company’s ENHANZE® drug delivery technology may include the possible activity, benefits and attributes of ENHANZE®, the possible method of action of ENHANZE®, its potential application to aid in the dispersion and absorption of other injected therapeutic drugs and facilitating more rapid delivery of injectable medications through subcutaneous delivery. Forward-looking statements regarding the Company's ENHANZE® business may include potential growth driven by our partners' development and commercialization efforts, the size and growth prospects of our partners' drug franchises, potential new ENHANZE® collaborations and collaborative targets and regulatory review and potential approvals of new ENHANZE® products. These forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning and involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in these forward-looking statements as a result of several factors, including unexpected levels of revenues, expenditures and costs, inability to sustain profitability, unexpected delays in the execution of the Company's share repurchase program, unexpected results or delays in the growth of the Company’s ENHANZE® business, or in the development, regulatory review or commercialization of ENHANZE® products, including any potential delays caused by the current COVID-19 global pandemic, regulatory approval requirements, unexpected adverse events or patient outcomes and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's most recently filed Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Contact:
Al Kildani
Vice President, Investor Relations and Corporate Communications
858-704-8122
ir@halozyme.com

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Royalties	$23,931	$16,609	$56,599	$52,669
Product sales, net	9,048	29,205	23,532	43,355
Revenues under collaborative agreements	32,337	416	65,760	46,303
Total revenues	65,316	46,230	145,891	142,327
Operating expenses:
Cost of product sales	5,568	22,333	17,095	28,859
Research and development	7,747	30,455	26,856	95,693
Selling, general and administrative	11,702	17,979	35,309	53,323
Total operating expenses	25,017	70,767	79,260	177,875
Operating income (loss)	40,299	(24,537)	66,631	(35,548)
Other income (expense):
Investment and other income, net	961	1,613	4,764	5,653
Interest expense	(4,990)	(2,078)	(15,342)	(7,896)
Net income (loss) before income taxes	36,270	(25,002)	56,053	(37,791)
Income tax expense	63	13	132	52
Net income (loss)	$36,207	$(25,015)	$55,921	$(37,843)

Net income (loss) per share:
Basic	$0.27	$(0.17)	$0.41	$(0.26)
Diluted	$0.25	$(0.17)	$0.40	$(0.26)

Shares used in computing net income (loss) per share:
Basic	136,578	146,136	136,575	145,435
Diluted	142,081	146,136	139,971	145,435

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$65,741	$120,179
Marketable securities, available-for-sale	280,965	301,083
Accounts receivable, net and other contract assets	62,551	59,442
Inventories	57,697	29,359
Prepaid expenses and other assets	31,941	33,373
Total current assets	498,895	543,436
Property and equipment, net	10,252	10,855
Prepaid expenses and other assets	14,382	11,083
Restricted cash	500	500
Total assets	$524,029	$565,874

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$433	$6,434
Accrued expenses	25,795	55,649
Deferred revenue, current portion	748	4,012
Current portion of long-term debt, net	—	19,542
Total current liabilities	26,976	85,637

Deferred revenue, net of current portion	641	1,247
Long-term debt, net	393,631	383,045
Other long-term liabilities	3,793	4,180

Stockholders’ equity:
Common stock	135	137
Additional paid-in capital	646,184	695,066
Accumulated other comprehensive income (loss)	426	240
Accumulated deficit	(547,757)	(603,678)
Total stockholders’ equity	98,988	91,765
Total liabilities and stockholders’ equity	$524,029	$565,874